EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Premiere Global Services, Inc.

We consent to the incorporation by reference in the Registration Statements of Premiere Global Services, Inc. and subsidiaries (the “Company”) Nos. 333-79599, 333-87635, 333-89891, 333-51380, 333-57698, 333-67292, 333-101262, 333-116506, 333-151962 and 333-167620 on Form S-8 of our report dated February 27, 2009 (March 14, 2011 as to Note 5), relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustment of the 2008 consolidated financial statements for discontinued operations), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Atlanta, GA
March 14, 2011